Exhibit 99.1

CONTACT INFORMATION:
Investors and Media
Julie D. Tracy
Vice President, Investor Relations and Corporate Marketing
408-548-6500
jtracy@kyphon.com

Kyphon Reports Third Quarter 2005 Financial Results

SUNNYVALE, Calif., November 1, 2005 (PR NEWSWIRE) -- Kyphon Inc. (Nasdaq:KYPH) today announced that net sales for the quarter totaled $79.0 million, an increase of 42% over the $55.8 million in net sales reported for the third quarter of 2004. Earnings per diluted share for the quarter increased 86% to $0.26 compared to earnings per diluted share of $0.14 for the same period a year ago.

Kyphon's total net sales for the third quarter included $66.9 million in net sales in the United States and $12.1 million in net sales from its international operations, representing growth in those markets of 35% and 97%, respectively, over the third quarter of 2004.

For the nine-month period ended September 30, 2005, Kyphon reported net sales of $220.3 million, which was an increase of 46% over the $151.0 million reported for the same period in 2004. Earnings per diluted share for the first nine months of 2005 were $0.58, an increase of 61% over the $0.36 reported for the same period last year.

"Our third quarter results reflect our continued progress in several major areas," commented Richard Mott, president and chief executive officer of Kyphon. "Our revenue growth demonstrates continued strong clinician adoption of the kyphoplasty procedure using our expanding KyphX instrument product line. We also achieved improved operating leverage during the quarter while continuing to invest in selling and marketing initiatives designed to fuel future growth."

"We are especially pleased with the performance of our international business in the quarter which continues to exhibit strong momentum, particularly in Germany and Italy," Mott continued. "While our U.S. business was affected by the adverse weather conditions experienced in the southeast in August and September, we saw continued procedural penetration in other regions of the country allowing us to post another quarter of significant domestic growth. We remain committed to our long-term growth strategies and anticipate continued investment in expanding the key drivers to sustain our success," Mott concluded.

Financial Outlook for the Year and Quarter Ending December 31, 2005

It is anticipated that recovery in certain parts of the southeast region affected by the Gulf Coast hurricanes in August and September will take up to several months. In addition, it is expected that hurricane Wilma that affected Florida, our largest revenue state, will have a suppressive effect upon the number of procedures performed in that state during the fourth quarter. Accordingly, for the full-year 2005, revenues are targeted to be between $304 million to $307 million, which is within the previously announced target range of $304 million to $310 million. Revenue growth for the full year 2005 versus 2004 is now expected to be 43% to 44%. For the fourth quarter of 2005, the company anticipates net sales of $84 million to $87 million, which represents an increase of 35% to 39% versus the fourth quarter of 2004. Net sales from the company's international operations are targeted to constitute 17% to 18% of total worldwide net sales in the fourth quarter.

Based on the higher-than-expected net income performance in the third quarter, the company is increasing its full-year 2005 target range for earnings per diluted share to between $0.84 and $0.86, up from its previously announced target range of $0.80 to $0.83. Full-year 2005 earnings per diluted share growth versus 2004 is now anticipated to be between 68% and 72%. Earnings per diluted share for the fourth quarter are targeted to be between $0.26 and $0.28, an increase of 86% to 100% over the same period a year ago.

Selected Metrics

Kyphon ended the third quarter of 2005 with 241 device sales representatives and 49 primary care sales professionals in the U.S. Internationally, the company ended the third quarter with approximately 75 sales professionals. Kyphon is planning to end the year with approximately 260 device sales representatives and 25 primary care sales representatives in the U.S., along with approximately 90 sales representatives outside of the U.S. These sales representatives work with spine specialists worldwide who perform, or who are candidates to perform, the kyphoplasty procedure and the primary care physician community to educate them about the option of kyphoplasty. To date, approximately 4,750 spine specialists in the U.S. and 2,650 outside the U.S. have been trained to perform kyphoplasty. For the year 2005, Kyphon expects to train a total of approximately 2,000 physicians to perform kyphoplasty procedures, 1,000 in the U.S. and 1,000 outside of the U.S.

Earnings Call Information

Kyphon will host a conference call today at 2:00 p.m. Pacific Time to discuss its third quarter 2005 results and expectations for the remainder of 2005. A live webcast of the call will be available from the Investor Relations section of the company's corporate Web site at www.kyphon.com. The call will be archived on this site for a minimum of two months. An audio replay of the call will also be available beginning from 6:00 p.m. Pacific Time on Tuesday, November 1, 2005, until 12:00 a.m. Pacific Time on Tuesday, November 22, 2005. To access the replay, dial (888) 203-1112 (U.S) or (719) 457-0820 (International) and enter the access code 7648132.

About Kyphon Inc.

Kyphon develops and markets medical devices designed to restore spinal function using minimally invasive technologies. The company's KyphX line of products are used in Balloon Kyphoplasty, a minimally invasive procedure to treat spinal fractures caused by osteoporosis or cancer. For more information, visit Kyphon's Web site at http://www.kyphon.com.

Kyphon and KyphX are registered trademarks of Kyphon Inc.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, those that use words such as "believes," "expects," "anticipates," "targets," "intends," "plans," "projects," and words of similar effect, and specifically include the company's future financial projections and anticipated business direction and performance. Forward-looking statements are based on management's current preliminary expectations and are subject to risks, uncertainties and assumptions, which may cause the company's actual results to differ materially from the statements contained herein. Information on potential risk factors that could affect Kyphon, its business and its financial results are detailed in the company's periodic filings with the Securities and Exchange Commission (SEC), including, but not limited to, those risks and uncertainties listed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations - Factors Affecting Future Operating Results," which can be found in Kyphon's quarterly report on Form 10-Q for the quarter ended June 30, 2005, filed with the SEC on August 5, 2005 and in Kyphon's annual report on Form 10-K for the year ended December 31, 2004 filed with the SEC on March 2, 2005. Kyphon undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof.

KYPHON INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited; in thousands, except per share amounts)

                                                              Three Months Ended       Nine Months Ended
                                                                  September 30,           September 30,
                                                            ----------------------   -----------------------
                                                               2005        2004         2005         2004
                                                            ----------  ----------   ----------   ----------
U.S. net sales                                             $   66,863  $   49,645   $  188,426   $  135,314
International net sales                                        12,151       6,166       31,848       15,675
                                                            ----------  ----------   ----------   ----------
Net sales                                                      79,014      55,811      220,274      150,989
Cost of goods sold                                              9,456       6,247       25,875       17,164
                                                            ----------  ----------   ----------   ----------
Gross profit                                                   69,558      49,564      194,399      133,825
                                                            ----------  ----------   ----------   ----------
Operating expenses:
    Research and development                                    6,415       5,604       18,513       15,214
    Sales and marketing                                        36,151      26,855      107,310       74,708
    General and administrative                                  8,280       7,216       26,321       18,558
    Purchased in-process research and development                  --          --        1,000           --
                                                            ----------  ----------   ----------   ----------
        Total operating expenses                               50,846      39,675      153,144      108,480
                                                            ----------  ----------   ----------   ----------
Income from operations                                         18,712       9,889       41,255       25,345
Interest income and other, net                                  1,212         343        2,556          803
                                                            ----------  ----------   ----------   ----------
Net income before income taxes                                 19,924      10,232       43,811       26,148
Provision for income taxes                                      8,170       4,100       17,700       10,500
                                                            ----------  ----------   ----------   ----------
Net income                                                 $   11,754  $    6,132   $   26,111   $   15,648
                                                            ==========  ==========   ==========   ==========
Net income per share:
    Basic                                                  $     0.27  $     0.15   $     0.61   $     0.39
                                                            ==========  ==========   ==========   ==========
    Diluted                                                $     0.26  $     0.14   $     0.58   $     0.36
                                                            ==========  ==========   ==========   ==========
Weighted-average shares outstanding:
    Basic                                                      43,195      40,733       42,522       40,216
                                                            ==========  ==========   ==========   ==========
    Diluted                                                    45,898      43,734       45,035       43,503
                                                            ==========  ==========   ==========   ==========

KYPHON INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)

                                                       September 30, December 31,
                                                           2005          2004
                                                       ------------  ------------
Assets
Current assets:
    Cash and cash equivalents                         $    131,700  $     87,236
    Investments                                             34,966        24,421
    Accounts receivable, net                                48,180        42,347
    Inventories                                              9,689        11,457
    Prepaid expenses and other current assets                7,408         4,521
    Deferred tax assets                                     13,135        13,537
                                                       ------------  ------------
        Total current assets                               245,078       183,519
Investments                                                  4,501         4,142
Property and equipment, net                                 14,850        12,728
Goodwill and other intangible assets, net                    4,465         5,039
Deferred tax assets                                          4,009         4,009
Other assets                                                 2,677         3,952
                                                       ------------  ------------
        Total assets                                  $    275,580  $    213,389
                                                       ============  ============

Liabilities and Stockholders' Equity
Current liabilities:
    Accounts payable                                  $      5,595  $      5,544
    Accrued liabilities                                     30,586        24,049
                                                       ------------  ------------
        Total current liabilities                           36,181        29,593
Deferred rent and other                                      3,828         4,161
                                                       ------------  ------------
        Total liabilities                                   40,009        33,754
                                                       ------------  ------------
Commitments and contingencies

Stockholders' equity:
    Common stock, $0.001 par value per share                    43            41
    Additional paid-in capital                             220,269       189,410
    Treasury stock, at cost                                   (201)         (201)
    Deferred stock-based compensation, net                    (423)       (2,113)
    Accumulated other comprehensive income                     763         3,489
    Retained earnings (accumulated deficit)                 15,120       (10,991)
                                                       ------------  ------------
        Total stockholders' equity                         235,571       179,635
                                                       ------------  ------------
        Total liabilities and stockholders' equity    $    275,580  $    213,389
                                                       ============  ============